Exhibit 99.1

News Release

Contact:
Investor Relations
(281) 776-7575
ir@tailoredbrands.com

Julie MacMedan, VP, Investor Relations
Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2017 FOURTH QUARTER AND YEAR END RESULTS

•                  Fourth quarter retail segment comparable sales increase 2.5%

•                  FY 2017 GAAP diluted EPS grows 282% Y-o-Y; Adjusted diluted EPS(1)up 23% Y-o-Y

•                  Custom clothing sales more than double to over $100 million in FY 2017

•                  Debt reduced by approximately $200 million in FY 2017

•                  In March 2018, MW Cleaners subsidiary sold for $18 million

•                  Provides FY 2018 GAAP diluted EPS guidance of $2.35 to $2.50

FREMONT, CA — March 14, 2018 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal fourth quarter and year ended February 3, 2018, and provided guidance for fiscal 2018.

For the fourth quarter ended February 3, 2018, the Company reported GAAP diluted loss per share of $0.01 and adjusted diluted loss per share of $0.00, compared to GAAP diluted loss per share of $0.62 and adjusted diluted loss per share of $0.19 for the fourth quarter last year.

For the fiscal year ended February 3, 2018, the Company reported GAAP diluted EPS of $1.95 and adjusted diluted EPS of $2.20, compared to GAAP diluted EPS of $0.51 and adjusted diluted EPS of $1.79 last year.

In fiscal 2017, the fourth quarter and year included an additional operating week (“53rd week”) compared to fiscal 2016.

“In 2017, we delivered significant EPS growth and finished the year strong with positive comparable sales for both Men’s Wearhouse and Jos. A. Bank in the fourth quarter,” said Tailored Brands CEO Doug Ewert.  “Our performance reflects the progress we are making on our key growth strategies.  We more than doubled our custom business to over $100 million in 2017.  We believe Tailored Brands is the largest and fastest growing retailer of men’s custom clothing in North America and we plan to further enhance and differentiate our custom offering in 2018.

“We also significantly strengthened our balance sheet, reducing debt by approximately $200 million and lowering inventories by 11%.  In 2018, we plan to further reduce our debt, invest behind our growth strategies and return cash to shareholders via our dividend.

(1)   In fiscal 2017, adjusted items consist of costs to terminate our tuxedo rental license agreement with Macy’s, a goodwill impairment charge related to our divestiture of MW Cleaners and one-time tax adjustments.  In fiscal 2016, these items primarily related to our store rationalization and profit improvement initiatives and integration costs related to Jos. A. Bank. Given the recurring nature of our debt reduction transactions and to facilitate comparability, we have recast our non-GAAP measures presentations for 2016 to remove adjustments previously made for gains/losses on extinguishment of debt.  This changes our non-GAAP diluted EPS for fiscal 2016 to $1.79 from $1.76. See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS.

“In 2018, we remain focused on executing three key growth strategies: expand our custom business and make buying a custom suit as easy and affordable as buying a suit off the rack, strengthen our brands and grow market share by communicating the quality selection and service we provide at a great value, and enhance our omni-channel experience by combining the high-touch service we offer in our stores with the convenience of online shopping.”

Sale of MW Cleaners

Today, the Company also announced the sale of its MW Cleaners business for approximately $18 million, as part of the Company’s strategy to focus on its core businesses and unlock cash flow.  In the fourth quarter of 2017, the Company recorded a goodwill impairment charge for MW Cleaners of $1.5 million.

Fourth Quarter Fiscal 2017 Results

Fourth Quarter Net Sales Summary — Fiscal 2017

	Net Sales (U.S. dollars, in millions)	% Total Sales Change	Comparable Sales Change(1)

Retail	$787.2	6.6%	2.5%
Men’s Wearhouse	$414.9	7.9%	2.3%
Jos. A. Bank	$230.9	5.2%	5.3%
K&G	$79.9	2.6%	-1.7%
Moores(2)	$52.6	8.9%	-1.4%
MW Cleaners	$8.9	9.9%
Corporate Apparel	$72.7	32.2%

Total Company	$859.9	8.4%

(1)             Comparable sales is defined as net sales from stores open at least twelve months at period end and includes e-commerce sales.

The 53rd week is excluded from comparable sales calculations.

(2)             The Moores comparable sales change is based on the Canadian dollar.

Net Sales

Total net sales increased 8.4% to $859.9 million, including a $45.7 million benefit from the 53rd week. Retail net sales increased 6.6% primarily due to an increase in retail segment comparable sales of 2.5% and a $40.7 million benefit from the 53rd week.  Corporate apparel net sales increased 32.2%, primarily due to the rollout of new uniform programs in the U.S. and U.K., a $5.0 million benefit from the 53rd week and the impact of a stronger British pound this year compared to last year.

Comparable Sales

Men’s Wearhouse comparable sales increased 2.3%. Comparable sales for clothing increased primarily due to an increase in transactions, partially offset by a decrease in units per transaction, while average unit retail was flat. Comparable rental services revenue increased 2.1%, primarily reflecting an increase in rental units.

Jos. A. Bank comparable sales increased 5.3% primarily due to an increase in transactions and units per transaction that more than offset a decrease in average unit retail.

K&G comparable sales decreased 1.7% primarily due to lower transactions partially offset by an increase in units per transaction, while average unit retail was flat.

Moores comparable sales decreased 1.4% primarily due to a decrease in average unit retail partially offset by an increase in transactions, while units per transaction were flat.

Gross Margin

On a GAAP basis, consolidated gross margin was $320.9 million, an increase of $18.8 million, primarily due to the increase in net sales.  As a percent of sales, consolidated gross margin decreased 80 basis points to 37.3%.  On an adjusted basis, consolidated gross margin decreased 80 basis points, primarily due to a decrease in retail gross margin rate.

On a GAAP basis, retail gross margin was $302.2 million, an increase of $14.6 million.  As a percent of sales, retail gross margin decreased 60 basis points to 38.4%.  On an adjusted basis, retail gross margin increased $14.1 million while the retail gross margin rate decreased 60 basis points primarily due to higher procurement and distribution costs as a percent of sales, somewhat offset by lower occupancy costs as a percent of sales.

Advertising Expense

Advertising expense increased $1.2 million to $52.6 million but decreased 40 basis points as a percent of sales to 6.1%.  The increase in advertising expense was driven primarily by a shift in timing of marketing spend from the third quarter.

Selling, General and Administrative Expenses (“SG&A”)

On a GAAP basis, SG&A decreased $1.7 million to $252.8 million and decreased 270 basis points as a percent of sales.  On an adjusted basis, SG&A increased $10.9 million, primarily due to the impact of the 53rd week and increased incentive compensation expense, partially offset by lower employee-related benefit costs. As a percent of sales, adjusted SG&A decreased 110 basis points to 29.4%.

Operating Income

On a GAAP basis, operating income was $13.3 million compared to an operating loss of $18.9 million last year.  On an adjusted basis, operating income was $14.8 million compared to $9.3 million last year.  As a percent of sales, adjusted operating margin increased 50 basis points to 1.7%.

Net Interest Expense and Net Loss on Extinguishment of Debt

Net interest expense was $25.0 million compared to $25.2 million last year.  The decrease in interest expense was due to reducing our outstanding debt but was mostly offset by the impact of the 53rd week.  Net loss on extinguishment of debt was $1.1 million primarily related to the write-off of deferred financing costs resulting from the Company’s voluntary $40.0 million prepayment on its Term Loan and the Company’s repurchase of senior notes.

Effective Tax Rate

On a GAAP basis, the effective tax rate was a benefit of 96.1% compared to a benefit of 31.8% last year.  Our GAAP effective tax rate includes one-time items including a favorable tax resolution offset by a change in our position on permanently reinvested foreign earnings and other impacts of the recently enacted Tax Cuts and Jobs Act of 2017.  On an adjusted basis, the effective tax rate was 99.3% compared to 42.3% last year.  Both the GAAP and the adjusted effective tax rate reflect a benefit related to a change in the full year effective tax rate from 33% to 29%, primarily driven by discrete tax items, tax credits, and reductions in state income tax items including reversal of valuation allowances and uncertain tax positions.

Net Loss and EPS

On a GAAP basis, net loss was $0.5 million compared to a net loss of $30.1 million last year.  GAAP diluted loss per share was $0.01 compared to a diluted loss per share of $0.62 last year.  On an adjusted basis, fourth quarter 2017 net loss was $0.1 million compared to a net loss of $9.2 million last year.  Adjusted diluted loss per share was $0.00, compared to an adjusted loss per share of $0.19 last year.  As a reminder, this year’s fourth quarter contained 14 weeks while last year’s fourth quarter contained 13 weeks.  The Company estimates the impact of the extra week in 2017 was $0.05 per diluted share.

Fiscal Year 2017 Results

Full Year Net Sales Summary — Fiscal 2017

	Net Sales (U.S. dollars, in millions)	% Total Sales Change	Comparable Sales Change(1)

Retail	$3,053.0	-1.5%	0.1%
Men’s Wearhouse	$1,742.7	-1.6%	-1.1%
Jos. A. Bank	$735.1	-2.0%	5.4%
K&G	$324.0	-1.8%	-3.1%
Moores(2)	$216.4	0.9%	-2.0%
MW Cleaners	$34.8	5.1%
Corporate Apparel	$251.3	-10.3%

Total Company	$3,304.3	-2.2%

(1)             Comparable sales is defined as net sales from stores open at least twelve months at period end and includes e-commerce sales.

The 53rd week is excluded from comparable sales calculations.

(2)             The Moores comparable sales change is based on the Canadian dollar.

Net Sales

Total net sales decreased 2.2% to $3,304.3 million. Retail net sales decreased 1.5% primarily due to the impact of last year’s store closures partially offset by the $40.7 million benefit from the 53rd week and an increase in retail segment comparable sales of 0.1%.  Corporate apparel net sales decreased 10.3%, in line with expectations, primarily due to anniversarying last year’s rollout of a large new uniform program, partially offset by a $5.0 million benefit from the 53rd week.

Comparable Sales

Men’s Wearhouse comparable sales decreased 1.1%. Comparable sales for clothing decreased primarily due to a decrease in transactions and units per transaction, partially offset by an increase in average unit retail. Comparable rental services revenue decreased 2.0%, primarily reflecting a consumer shift to purchase suits for special occasions.

Jos. A. Bank comparable sales increased 5.4% primarily due to an increase in transactions partially offset by a decrease in average unit retail, while units per transaction were flat.

K&G comparable sales decreased 3.1% primarily due to lower transactions partially offset by increases in units per transaction and average unit retail.

Moores comparable sales decreased 2.0% primarily due to decreases in both units per transaction and average unit retail that more than offset a slight increase in transactions.

Gross Margin

On a GAAP basis, consolidated gross margin was $1,408.8 million, a decrease of $32.7 million, primarily due to a decrease in corporate apparel net sales.  As a percent of sales, consolidated gross margin decreased 10 basis points to 42.6%.  On an adjusted basis, consolidated gross margin increased 10 basis points to 42.7%.

On a GAAP basis, retail gross margin was $1,343.0 million, a decrease of $10.8 million.  As a percent of sales, retail gross margin increased 30 basis points to 44.0%.  On an adjusted basis, retail gross margin decreased $8.2 million but the retail gross margin rate increased 40 basis points compared to last year primarily due to leverage from occupancy costs.

Advertising Expense

Advertising expense decreased $16.5 million to $173.4 million and decreased 40 basis points as a percent of sales to 5.2%.  The decrease in advertising expense was driven primarily by reductions in television advertising reflecting a shift to digital advertising.

SG&A

On a GAAP basis, SG&A decreased $98.4 million to $1,000.9 million and decreased 220 basis points as a percent of sales.  On an adjusted basis, SG&A decreased $35.9 million, primarily due to decreases in store-related costs resulting from last year’s store rationalization program as well as lower employee-related benefit costs, partially offset by increased incentive compensation expense.  As a percent of sales, adjusted SG&A decreased 40 basis points to 29.8%.

Operating Income

On a GAAP basis, operating income was $229.4 million compared to $132.8 million last year.  As a percent of sales, operating margin increased 300 basis points to 6.9%. On an adjusted basis, operating income was $248.1 million, up 8.2% compared to $229.2 million last year.  As a percent of sales, adjusted operating margin increased 70 basis points to 7.5%.

Net Interest Expense and Net Gain on Extinguishment of Debt

Net interest expense was $99.9 million compared to $103.0 million last year, as we reduced our outstanding debt.  Net gain on extinguishment of debt was $5.4 million, or $0.08 per diluted share,  compared to $1.7 million, or $0.03 per diluted share, last year resulting from the Company’s repurchase of senior notes and write-off of deferred financing costs for its voluntary term loan prepayment.

Effective Tax Rate

On a GAAP basis, the effective tax rate was 28.3% compared to 21.0% last year.  On an adjusted basis, the effective tax rate was 29.3% compared to 31.7% last year.

Net Earnings and EPS

On a GAAP basis, net income was $96.7 million compared to $25.0 million last year.  Diluted earnings per share were $1.95 compared to $0.51 last year.  On an adjusted basis, net income was $108.6 million compared to $87.3 million last year.  Adjusted diluted earnings per share were $2.20, an increase of 22.9% compared to $1.79 last year.  The Company estimates the impact of the 53rd week was $0.05 per diluted share.

Balance Sheet Highlights

Cash and cash equivalents at the end of fiscal 2017 were $103.6 million, an increase of $32.7 million compared to the end of 2016.  There were no borrowings outstanding on our revolving credit facility at the end of 2017.

Inventories decreased $103.6 million, or 10.8%, to $851.9 million at the end of 2017 compared to the end of 2016, primarily due to lower inventories across all of our retail brands.

Total debt at the end of 2017 was approximately $1.4 billion.  During the fourth quarter, the Company repurchased and retired $38.8 million face value of its senior notes for a full year total of $153.8 million.  In addition, during the fourth quarter, the Company made a total of $43.5 million in payments on its term loan, including a $40.0 million voluntary prepayment, for a full year total of $53.4 million.

Cash flow from operating activities for fiscal 2017 was $350.8 million compared to $242.6 million last year.  The increase was primarily driven by higher net earnings, and expected lower inventory and rental product purchases, partially offset by anniversarying last year’s income tax refund.

Capital expenditures for fiscal 2017 were $95.0 million compared to $99.7 million last year.

FISCAL 2018 FULL YEAR OUTLOOK

•                  Earnings per Share: The Company expects to achieve GAAP diluted EPS in the range of $2.35 to $2.50.

•                  Comparable Sales: The Company expects comparable sales for Men’s Wearhouse and Jos. A. Bank to be positive low-single-digits, Moores comparable sales to be flat-to-up slightly and K&G comparable sales to be flat-to-down slightly.

•                  Effective Tax Rate: The Company expects the effective tax rate to be approximately 25%.

•                  Capital Expenditures: The Company expects capital expenditures of approximately $100 million.

•                  Depreciation and Amortization:  The Company expects depreciation and amortization of approximately $100 million.

•                  Real Estate: The Company expects approximately net 10 store closures in 2018 resulting from its continuous review of its real estate portfolio for opportunities to optimize its fleet as lease terms expire.

The Company noted that fiscal 2018 is a 52-week year versus the 53-week fiscal 2017.

STORE INFORMATION

	February 3, 2018		January 28, 2017
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse (a)	719	4,036.0	716	4,021.7

Jos. A. Bank (b)	491	2,309.9	506	2,388.9

Men’s Wearhouse and Tux	51	77.0	58	86.0

The Tuxedo Shop @ Macy’s (c)	—	—	170	84.0

Moores	126	787.5	126	789.0

K&G (d)	90	2,065.0	91	2,113.5

Total	1,477	9,275.4	1,667	9,483.1

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14 franchise stores.

(c)  All Tuxedo Shop @ Macy’s stores were closed in the second quarter of 2017.

(d)  86 and 82 stores offering women’s apparel at the end of each period, respectively.

Conference Call and Webcast Information

At 5:00 p.m. Eastern time on Wednesday, March 14, 2018, management will host a conference call and webcast to discuss fiscal 2017 fourth quarter and year end results.  To access the conference call, please dial 201-689-8029.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  A telephonic replay will be available through March 28, 2018, by calling 201-612-7415 and entering the access code of 13676272#, or a webcast archive will be available free on the website for approximately 90 days.

About Tailored Brands, Inc.

As the leading specialty retailer of men’s tailored clothing and largest men’s formalwear provider in the U.S. and Canada, Tailored Brands helps men love the way they look for work and special occasions.  We serve our customers through an expansive omni-channel network that includes over 1,400 locations in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.dimensions.co.uk, www.alexandra.co.uk. and www.twinhill.com.

This press release contains forward-looking information, including the Company’s statements regarding its 2018 outlook for earnings per share, comparable sales, effective tax rate, capital expenditures, depreciation and amortization, and net store closures. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to:  actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key personnel; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes in demand for clothing or rental product; market trends in the retail business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches and legal proceedings.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

(Unaudited)

For the Three Months Ended February 3, 2018 and January 28, 2017

(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2017	Sales	2016	Sales

Net sales:
Retail clothing product	$686,035	79.8%	$639,262	80.6%
Rental services	55,147	6.4%	53,880	6.8%
Alteration and other services	46,014	5.4%	45,147	5.7%
Total retail sales	787,196	91.5%	738,289	93.1%
Corporate apparel clothing product	72,668	8.5%	54,974	6.9%
Total net sales	859,864	100.0%	793,263	100.0%

Total cost of sales	538,991	62.7%	491,146	61.9%

Gross margin (a):
Retail clothing product	350,571	51.1%	341,838	53.5%
Rental services	45,754	83.0%	37,059	68.8%
Alteration and other services	9,860	21.4%	12,328	27.3%
Occupancy costs	(103,987)	-13.2%	(103,625)	-14.0%
Total retail gross margin	302,198	38.4%	287,600	39.0%
Corporate apparel clothing product	18,675	25.7%	14,517	26.4%
Total gross margin	320,873	37.3%	302,117	38.1%

Advertising expense	52,607	6.1%	51,409	6.5%
Selling, general and administrative expenses	252,764	29.4%	254,499	32.1%
Goodwill impairment charge	1,500	0.2%	—	—
Asset impairment charges	680	0.1%	15,065	1.9%

Operating income (loss)	13,322	1.5%	(18,856)	-2.4%

Interest expense, net	(25,031)	-2.9%	(25,231)	-3.2%
Loss on extinguishment of debt, net	(1,090)	-0.1%	—	—

Loss before income taxes	(12,799)	-1.5%	(44,087)	-5.6%

Benefit for income taxes	(12,300)	-1.4%	(13,998)	-1.8%

Net loss	$(499)	-0.1%	$(30,089)	-3.8%

Net loss per diluted common share allocated to common shareholders	$(0.01)		$(0.62)

Weighted-average diluted common shares outstanding	49,256		48,718

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Twelve Months Ended February 3, 2018 and January 28, 2017

(In thousands, except per share data)

	Year Ended
		% of		% of
	2017	Sales	2016	Sales

Net sales:
Retail clothing product	$2,439,817	73.8%	$2,445,922	72.4%
Rental services	428,355	13.0%	457,444	13.5%
Alteration and other services	184,849	5.6%	195,035	5.8%
Total retail sales	3,053,021	92.4%	3,098,401	91.7%
Corporate apparel clothing product	251,325	7.6%	280,302	8.3%
Total net sales	3,304,346	100.0%	3,378,703	100.0%

Total cost of sales	1,895,580	57.4%	1,937,235	57.3%

Gross margin (a):
Retail clothing product	1,355,551	55.6%	1,352,283	55.3%
Rental services	358,382	83.7%	374,680	81.9%
Alteration and other services	45,009	24.3%	58,131	29.8%
Occupancy costs	(415,981)	-13.6%	(431,298)	-13.9%
Total retail gross margin	1,342,961	44.0%	1,353,796	43.7%
Corporate apparel clothing product	65,805	26.2%	87,672	31.3%
Total gross margin	1,408,766	42.6%	1,441,468	42.7%

Advertising expense	173,411	5.2%	189,956	5.6%
Selling, general and administrative expenses	1,000,892	30.3%	1,099,328	32.5%
Goodwill impairment charge	1,500	0.0%	—	—
Asset impairment charges	3,547	0.1%	19,358	0.6%

Operating income	229,416	6.9%	132,826	3.9%

Interest expense, net	(99,907)	-3.0%	(102,982)	-3.0%
Gain on extinguishment of debt, net	5,445	0.2%	1,737	0.1%

Earnings before income taxes	134,954	4.1%	31,581	0.9%

Provision for income taxes	38,251	1.2%	6,625	0.2%

Net earnings	$96,703	2.9%	$24,956	0.7%

Net earnings per diluted common share allocated to common shareholders	$1.95		$0.51

Weighted-average diluted common shares outstanding	49,468		48,786

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	February 3,	January 28,
	2018	2017

ASSETS

Current assets:
Cash and cash equivalents	$103,607	$70,889
Accounts receivable, net	79,783	65,714
Inventories	851,931	955,512
Other current assets	78,252	73,602

Total current assets	1,113,573	1,165,717
Property and equipment, net	460,674	484,165
Rental product, net	123,730	152,610
Goodwill	120,292	117,026
Intangible assets, net	168,987	171,659
Other assets	12,699	6,695

Total assets	$1,999,955	$2,097,872

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$145,106	$177,380
Accrued expenses and other current liabilities	285,537	267,899
Income taxes payable	6,121	1,262
Current portion of long-term debt	7,000	13,379

Total current liabilities	443,764	459,920

Long-term debt, net	1,389,808	1,582,150
Deferred taxes and other liabilities	164,191	163,420

Total liabilities	1,997,763	2,205,490

Shareholders’ equity (deficit):
Preferred stock	—	—
Common stock	492	487
Capital in excess of par	491,648	470,801
Accumulated deficit	(479,166)	(538,823)
Accumulated other comprehensive loss	(10,782)	(40,083)

Total shareholders’ equity (deficit)	2,192	(107,618)

Total liabilities and shareholders’ equity (deficit)	$1,999,955	$2,097,872

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Twelve Months Ended February 3, 2018 and January 28, 2017

(In thousands)

	Twelve Months Ended
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$96,703	$24,956
Non-cash adjustments to net earnings:
Depreciation and amortization	106,493	115,205
Rental product amortization	38,021	42,171
Goodwill impairment charge	1,500	—
Asset impairment charges	3,547	19,358
Gain on extinguishment of debt, net	(5,445)	(1,737)
Amortization of deferred financing costs and discount on long-term debt	7,066	7,503
Loss on disposition of assets	1,237	6,396
Other	15,811	(8,288)
Changes in operating assets and liabilities	85,835	37,064

Net cash provided by operating activities	350,768	242,628

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(94,958)	(99,694)
Acquisition of business, net of cash	(457)	—
Proceeds from sales of property and equipment	5,480	617

Net cash used in investing activities	(89,935)	(99,077)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loan	(53,379)	(42,451)
Proceeds from asset-based revolving credit facility	276,300	609,537
Payments on asset-based revolving credit facility	(276,300)	(609,537)
Repurchase and retirement of senior notes	(145,371)	(21,924)
Deferred financing costs	(2,580)	—
Cash dividends paid	(35,761)	(35,240)
Proceeds from issuance of common stock	1,903	2,189
Tax payments related to vested deferred stock units	(1,687)	(1,362)
Excess tax benefits from share-based plans	—	11

Net cash used in financing activities	(236,875)	(98,777)

Effect of exchange rate changes	8,760	(3,865)

INCREASE IN CASH AND CASH EQUIVALENTS	32,718	40,909

Balance at beginning of period	70,889	29,980
Balance at end of period	$103,607	$70,889

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for the fiscal fourth quarters and twelve months of 2017 and 2016.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core business results.  For fiscal 2017, these items consist of costs to terminate our tuxedo rental license agreement with Macy’s, a goodwill impairment charge related to our divestiture of MW Cleaners and one-time tax adjustments.  For fiscal 2016, these costs primarily related to our store rationalization and profit improvement programs and integration costs related to Jos. A. Bank.  Given the recurring nature of our debt reduction transactions and to facilitate comparability, we have recast our non-GAAP presentation for 2016 to remove adjustments previously made for gains/losses on extinguishment of debt.

Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended February 3, 2018

Consolidated Results	GAAP Results	Divestiture of MW Cleaners (1)	Total Adjustments	Non-GAAP Adjusted Results

Goodwill impairment charge	$1,500	(1,500)	(1,500)	$—

Operating income	13,322	1,500	1,500	14,822

(Benefit) provision for income taxes(2)	(12,300)		1,085	(11,215)

Net loss	(499)		415	(84)

Net loss per diluted common share allocated to common shareholders	$(0.01)		$0.01	$(0.00)

(1) Consists of a $1.5 million goodwill impairment charge for MW Cleaners and related to the retail segment.

(2) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.  The adjusted non-GAAP rate also excludes one-time items primarily related to a favorable tax resolution of $18.3 million offset by a change in our position on permanently reinvested foreign earnings and other impacts of the recently enacted Tax Cuts and Jobs Act of 2017 totaling $17.2 million.

GAAP to Non-GAAP Adjusted - Three Months Ended January 28, 2017

Consolidated Results	GAAP Results	Jos. A. Bank Integration (1)	Profit Improvement(2)	Other (3)	Total Adjustments	Non-GAAP Adjusted Results
Retail clothing product gross margin	$341,838	$—	$—	$—	$—	$341,838
Rental services gross margin	37,059	—	—	1,069	1,069	38,128
Alteration and other services gross margin	12,328	—	(40)	—	(40)	12,288
Occupancy costs	(103,625)	513	(1,093)	—	(580)	(104,205)

Total retail gross margin	287,600	513	(1,133)	1,069	449	288,049

Total gross margin	302,117	513	(1,133)	1,069	449	302,566

Selling, general and administrative expenses	254,499	(1,228)	(10,095)	(1,314)	(12,637)	241,862
Asset impairment charges	15,065	—	—	(15,065)	(15,065)	—

Operating (loss) income(4)	(18,856)	1,741	8,962	17,448	28,151	9,295

Provision (benefit) for income taxes(5)	(13,998)				7,263	(6,735)

Net (loss) earnings	(30,089)				20,888	(9,201)

Net (loss) earnings per diluted common share allocated to common shareholders	$(0.62)				$0.43	$(0.19)

(1) Primarily consists of severance costs and accelerated depreciation.

(2) Primarily consists of $6.1 million of lease termination costs and $1.5 million of consulting costs.

(3) Primarily consists of asset impairment charges related to Macy’s and severance costs.

(4) Of the $28.2 million in total adjustments to operating (loss) income, $22.5 million relates to the retail segment and $5.7 million relates to shared services.

(5) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Full Year Ended February 3, 2018

Consolidated Results	GAAP Results	Macy’s Termination (1)	Divestiture of MW Cleaners(2)	Total Adjustments	Non-GAAP Adjusted Results
Rental services gross margin	$358,382	$1,416	$—	$1,416	$359,798

Total retail gross margin	1,342,961	1,416	—	1,416	1,344,377

Total gross margin	1,408,766	1,416	—	1,416	1,410,182

Selling, general and administrative expenses	1,000,892	(15,736)	—	(15,736)	985,156
Goodwill impairment charge	1,500	—	(1,500)	(1,500)	—

Operating income	229,416	17,152	1,500	18,652	248,068

Provision for income taxes(3)	38,251			6,756	45,007

Net earnings	96,703			11,896	108,599

Net earnings per diluted common share allocated to common shareholders	$1.95			$0.25	$2.20

(1) Consists of $12.3 million of termination costs, $1.4 million of rental product write-offs, $1.2 million of asset impairment charges and $2.3 million of other costs, all related to the retail segment.

(2) Consists of a $1.5 million goodwill impairment charge for MW Cleaners and related to the retail segment.

(3) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.  The adjusted non-GAAP rate also excludes one-time items primarily related to a favorable tax resolution of $18.3 million offset by a change in our position on permanently reinvested foreign earnings and other impacts of the recently enacted Tax Cuts and Jobs Act of 2017 totaling $17.2 million.

GAAP to Non-GAAP Adjusted - Full Year Ended January 28, 2017 (Recasted)

Consolidated Results	GAAP Results	Jos. A. Bank Integration (1)	Profit Improvement(2)	Other(3)	Total Adjustments	Non-GAAP Adjusted Results
Retail clothing product gross margin	$1,352,283	$—	$—	$(23)	$(23)	$1,352,260
Rental services gross margin	374,680	—	—	1,069	1,069	375,749
Alteration and other services gross margin	58,131	—	255	—	255	58,386
Occupancy costs	(431,298)	2,126	(4,109)	(564)	(2,547)	(433,845)

Total retail gross margin	1,353,796	2,126	(3,854)	482	(1,246)	1,352,550

Total gross margin	1,441,468	2,126	(3,854)	482	(1,246)	1,440,222

Selling, general and administrative expenses	1,099,328	(6,656)	(69,848)	(1,754)	(78,258)	1,021,070
Asset impairment charges	19,358	—	(2,093)	(17,265)	(19,358)	—

Operating income(4)	132,826	8,782	68,087	19,501	96,370	229,196

Gain on extinguishment of debt, net(5)	1,737	—	—	—	—	1,737

Provision for income taxes(6)	6,625				33,987	40,612

Net earnings	24,956				62,383	87,339

Net earnings per diluted common share allocated to common shareholders	$0.51				$1.28	$1.79

(1) Primarily consisting of severance costs and accelerated depreciation.

(2) Primarily consists of $43.1 million of lease termination costs, $15.1 million of consulting costs and $6.1 million of severance costs.

(3) Primarily consists of asset impairment charges related to Macy’s and severance costs.

(4) Of the $96.4 million in total adjustments to operating income, $69.9 million relates to the retail segment and $26.5 million relates to shared services.

(5) Recast to remove adjustments previously made for gains/losses on extinguishment of debt, which changes non-GAAP diluted EPS to $1.79 from $1.76.

(6) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.